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                                                                      EXHIBIT 11

TIDEWATER INC.
COMPUTATION OF EARNINGS AND SHARES USED IN ARRIVING
AT PRIMARY AND FULLY DILUTED EARNINGS PER SHARE FOR THE
QUARTER AND NINE-MONTH PERIODS ENDED DECEMBER 31, 1993

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
                                                                                             Nine Months
                                                                           Quarter Ended        Ended
                                                                           Dec. 31, 1993    Dec. 31, 1993
                                                                           -------------    -------------
Earnings from continuing operations                                        $ 13,542,000       30,898,000
Extraordinary item                                                                  ---       (4,450,000)
                                                                           ------------      -----------
Net earnings                                                               $ 13,542,000       26,448,000
                                                                           ============      ===========
Computation of weighted average
number of shares outstanding:

         Issued:  53,571,703 shares

         Weighted average shares outstanding                                 52,951,826       52,929,979

         Add:  Incremental shares applicable
               to stock options                                                 361,436          391,921
                                                                           ------------      -----------
         Weighted average shares & equivalents                               53,313,262       53,321,900
                                                                           ============      ===========
         Primary and fully diluted earnings
         per share:
            Continuing operations                                          $        .25              .58
            Extraordinary item                                                      ---             (.08)
                                                                           ------------      -----------
            Net earnings                                                   $        .25              .50
                                                                           ============      ===========

The above earnings per share (EPS)
calculations are submitted in accordance with APB Opinion No. 15. An EPS calculation in accordance with Regulation
S-K item 601(b)(11) is not shown above
because it produces an anti-dilutive
result.  The following information is
disclosed for purposes of calculating
the anti-dilutive EPS:

         For primary and fully diluted EPS:
            Shares attributable to assumed
            conversion of 7.0% convertible
            subordinated debentures                                           1,885,400        1,885,400
                                                                           ============      ===========

            Interest expense applicable to
            convertible subordinated debentures,
            net of income taxes                                            $    639,000        1,918,000
                                                                           ============      ===========
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